Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2018 first quarter earnings call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, and again, welcome everyone.

Digitizing the process for capturing patient feedback affords our clients a wide range of additional use cases creating incremental value and stickiness to our relationships. Over the past year, we have focused almost exclusively on beginning the migration among current clients to ensure we have scale and referenceable accounts as we now move to capitalize on our platform’s point of sale advantages.

Late in Q1 and early in Q2, we had major back-to-back wins head-to- head with two healthcare systems’ legacy patient satisfaction vendor. The value demonstrated, even at a higher price point, won them over after having been clients of the incumbent vendor for 10 and 13 years.

It is early in the pivot so it remains all about continued focus on achieving scale, improving margins and aggressively capturing new logos. For the balance of our call today, Kevin has some prepared remarks regarding our 2018 first quarter after which, we will be addressing any questions you may have. Please feel free to enter the question que as Kevin shares our financial performance highlights.

I will now turn the call over to Kevin.

Kevin.

Kevin

Thank you, Mike.

Total contract value for the first quarter totaled $121.7 million or 2% growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 23% of our client base at the end of the first quarter 2018, up from 20% at the same time last year. Subscription-based revenue agreements at the end of the first quarter of 2018 represented 93% of the total recurring contract value. Total contract value for our digital voice of the customer platform increased to $29.5 million compared to $14.1 million at the end of the first quarter of 2017.

First quarter 2018 revenue was $31.0 million, an increase of 2% over the first quarter 2017 comprised of organic growth from adding new clients and increasing contract value for existing clients. First quarter revenue for our digital voice of the customer platform increased to 21% of total revenue compared to 10% of total revenue in the first quarter of 2017.

Consolidated operating income for the first quarter 2018 was $9.0 million or 29% of revenue, compared to $10.0 million, or 33% of revenue for the same period last year.

Total operating expenses increased by 9% to $22.1 million for the first quarter 2018, compared to $20.3 million for the same period last year.

Direct expenses increased 3% to $12.9 million for the first quarter 2018, compared to $12.5 million for the same period in 2017. Direct expenses as a percent of revenue were 42% for the first quarter 2018 and 41% for 2017.

Direct expenses for data collection decreased in the first quarter 2018 compared to the prior year while direct expenses from the timing of conference expenses and the allocation of resources in our customer service and information technology areas increased.

Selling, general and administrative expenses increased to $7.9 million for the first quarter 2018, compared to $6.7 million for the same period in 2017. The increase in SG&A expenses is primarily due to higher software and platform hosting expenses, legal and accounting fees associated with the recapitalization, fees related to the Tax Cut and Jobs Act and adoption of the new revenue standard or “ASC 606 - Revenue from Contracts with Customers”. SG&A also increased due to higher salary costs partially offset by the net effect of deferring commissions and incentives due to the adoption of ASC 606. SG&A expenses were 25% of revenue for the first quarter of 2018 compared to 22% of revenue for the same period in 2017.

Depreciation and amortization expense increased to $1.3 million for the first quarter of 2018 compared to $1.1 million in 2017. The increase in expense is a result of additional investments in our technology platform.

The provision for income taxes totaled $1.7 million for the first quarter 2018, compared to $3.5 million for the same period in 2017. The effective tax rate was 19% for the first quarter 2018, compared to 35% for the same period in 2017. The decrease in the effective rate is primarily due to the reduction in the corporate tax rate from 35 to 21% due to the Tax Act that was enacted on December 22, 2017. In addition, the Company had increased tax benefits of $350,000 from the exercise of options and dividends paid to non-vested shareholders partially offset by $67,000 of additional tax expense from non-deductible recapitalization expenses.

Net income for the first quarter was $7.3 million in 2018, compared to $6.5 million in 2017.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

This completes our prepared remarks so I will now ask _______________, to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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